DENTONS RODYK

Foo Maw Shen
Senior Partner
mawshen.foo@dentons.com
D +65 6885 3607
F +65 6557 2522

Ng Hui Min
Partner
huimin.ng@dentons.com
D +65 6885 3722
F +65 6557 2522

Dentons Rodyk & Davidson LLP
80 Raffles Place
#33-00 UOB Plaza 1
Singapore 048624

G +65 6225 2626
F +65 6225 1838

Rodyk 大成 Salans FMC
SNR Denton McKenna Long
dentons.com

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BY EMAIL & AND BY POST

18 May 2018

JMAX International Limited
1733-35, 17/F, Park-In Commercial Centre,
56 Dundas Street, Mongkok,
Kowloon, Hong Kong

Attention: Ms Yang Chyun Jez

Dear Sirs

LETTER OF CONSENT

1. We are qualified lawyers of Singapore and as such are qualified to opine on Singapore laws.

2. We have been engaged by JMAX International Limited ("**JMAX**") to provide our opinion on the enforcement of judgments in Singapore which are obtained in the United States of America, to be set out in its Registration Statement to be submitted to the United States Securities and Exchange Commission ("**Registration Statement**").

3. Our opinion is set out at page 103 of the Registration Statement under the caption "Service of Process and Enforcement of Liabilities" ("**Singapore section**"), a copy of which is enclosed.

4. Our opinion as expressed in the Singapore section is subject to the following qualifications:

   a. Our opinion is limited to Singapore laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Singapore;

   b. Our opinion is based on our understanding of the current Singapore laws. For matters not explicitly provided under the current Singapore laws, the interpretation, implementation and application of the specific requirements under the Singapore laws are subject to the final discretion of competent Singapore legislative, administrative and judicial authorities, and there can be no assurance that Singapore legislative, administrative and judicial authorities will ultimately take the same view as our opinion;

   c. Our opinion is based on applicable and/or legislation publicly available and currently in force in Singapore on the date hereof and there is no guarantee that any of such laws and legislation, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect; and that the position under Singapore laws as referred to, may be superseded by any decision of the Singapore courts or subsequent legislation; and

d. Our opinion is intended to be used in the context which is specifically referred to therein.

5. Our opinion as expressed in the Singapore section is strictly limited to the matters stated therein and no opinion is implied or may be inferred beyond the matters expressly stated therein. Our opinion as expressed in the Singapore section is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion as expressed.

6. Our opinion as expressed in the Singapore section is solely for the benefit of JMAX and we hereby consent to its use in, and the filing of this letter as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement; and it shall not be relied upon by any other person without our prior written consent.

Yours faithfully

Dentons

Dentons Rodyk & Davidson LLP

Enc.